Exhibit 99.1

BIOLASE RECEIVES NOTICE OF COMPLIANCE FROM NASDAQ;

TRADING SYMBOL RESTORED TO “BLTI” EFFECTIVE OCTOBER 6, 2005

SAN CLEMENTE, CA, October 6, 2005 — BIOLASE Technology, Inc. (NASDAQ: BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today that it received notice from The NASDAQ Stock Market that the Company has evidenced compliance with all requirements for continued listing on the NASDAQ National Market and that effective at the market open on October 6, 2005, the Company’s trading symbol has been restored to “BLTI.”

The Company previously announced that it received notices of potential delisting due to the failure to timely file its fiscal 2004 Annual Report on Form 10-K (the “2004 Form 10-K”) and its Quarterly Reports on Form 10-Q for the first and second fiscal quarters of 2005 (collectively, the “First and Second Quarter 10-Qs”). The Company filed the 2004 Form 10-K on July 19, 2005 and the First and Second Quarter 10-Qs on September 30, 2005 and is now current with respect to its required Securities and Exchange Commission filings. Accordingly, NASDAQ has closed its file on the matter.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufactures and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO, John W. Hohener, Executive Vice President and CFO, Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.